UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2010 (December 29, 2009)
Osteologix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-112754	32-0104570

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4415 Cox Road Glen Allen, Virginia	23060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (804) 747-6027
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
On December 29, 2009, Osteologix, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Nordic Biotech Opportunity Fund K/S, an affiliate of Nordic Biotech K/S, the Company’s largest shareholder (collectively, “Nordic”) for the sale (the “Offering”) of 1,992,448 shares of common stock (the “Shares”) for an aggregate purchase price of $1,000,000, or approximately $0.5019 per share, the 10 day volume weighted average closing price of the Company’s common stock as of the end of trading on December 28, 2009. Under the Purchase Agreement, for as long as Nordic is the beneficial owner of at least 20% of the outstanding shares of the Company’s common stock, the size of the Company’s Board of Directors (the “Board”) may not exceed seven persons, and Nordic will have the right to cause the appointment of up to three members of the Board (the “Nordic Board Rights”).
The terms and conditions of the Offering were approved by an offering committee comprised of three independent directors which was formed by the Board in connection with the Offering.
The Company expects the Offering to close on or about January 7, 2010, subject to satisfaction of certain customary closing conditions. The Purchase Agreement shall terminate on January 22, 2010 if the Offering has not closed by such date. The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended (the “Act”), and Regulation D under the Act.
In connection with the Offering, the Company entered into a registration rights agreement dated as of December 29, 2009, with Nordic (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Nordic has the right at any time after six months following the closing date of the Offering to cause the Company prepare and file a registration statement covering the resale of the shares of common stock purchased by Nordic, subject to certain limitations. The Company also agreed, among other things, to indemnify Nordic under the registration statements from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of Nordic) incident to the Company’s obligations under the Registration Rights Agreement.
In addition, the Company agreed to amend the Company’s Certificate of Incorporation to decrease the number of authorized shares of Preferred Stock of the Company from 1,000,000 to 0, decrease the number of authorized shares of common stock of the Company from 100,000,000 to 38,072,737 and provide for the Nordic Board Rights described above (the “Charter Amendment”). The Charter Amendment was approved by the Board on December 29, 2009 and by written consent of Nordic, the holder of more than 50% of the outstanding shares of the Company’s common stock, dated December 29, 2009. The Company expects the Charter Amendment to become effective following the filing of an Information Statement on Schedule 14C with the Securities and Exchange Commission and the expiration of all required waiting periods.
The foregoing description of the Offering is only a summary and is qualified in its entirety by reference to the Purchase Agreement and the Registration Rights Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K.
The securities sold and issued in connection with the Purchase Agreement have not been registered under the Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.
Item 3.02	Unregistered Sales of Equity Securities
The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On December 29, 2009, in connection with the Offering, Christian Hansen, Florian Schönharting and Christopher B. Wood resigned from the Board.

(d) Following the resignations of Messrs. Hansen, Schönharting and Wood, on December 29, 2009, the Board, upon the request of Nordic, elected John M. Barberich as a director, effective immediately. The Board also appointed Mr. Barberich to serve as the Chairman of Board and fixed the size of the Board at five members.
Mr. Barberich has been a consultant to biotech related companies since 2003 and since September 2005 has been a Financial Advisor to Nordic Biotech Advisors ApS, a firm which provides investment advisory services to Nordic Biotech K/S and Nordic Biotech Opportunity Fund, security holders in the Company. Prior to 2003, Mr. Barberich served as Vice President and Chief Financial Officer of three biopharmaceutical companies: Omrix Biopharmaceuticals (now part of Johnson & Johnson), Scriptgen Pharmaceuticals (now known as Anadys Pharmaceuticals) (NASDAQ: ANDS) and ACADIA Pharmaceuticals (NASDAQ: ACAD).
Mr. Barberich will be entitled to receive cash compensation and receive grants of options to purchase shares of the Company’s common stock for his service as a director, Chairman of the Board and for serving on any Board committees to which he may be appointed, as determined by the Board or its compensation committee from time-to-time.
Item 8.01	Other Events
On January 4, 2010, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Offering and the related changes to the Board described in this report.
Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

10.1	Securities Purchase Agreement dated as of December 29, 2009, by and among Osteologix, Inc., and the purchasers named on the signature pages thereto.

10.2	Registration Rights Agreement dated as of December 29, 2009, by and among Osteologix, Inc., and the Holders named therein.

99.1	Press Release of Osteologix, Inc. dated January 4, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OSTEOLOGIX, INC.
By:	/s/ Philip J. Young
Philip J. Young
President and Chief Executive Officer

Date: January 4, 2010